Exhibit 99.8

SEVENTH AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

FORTUNE BRANDS, INC.

THIS SEVENTH AMENDMENT, dated as of the first day of April, 2004, by and between Fidelity Management Trust Company (the “Trustee”) and Fortune Brands, Inc. (“Fortune”);

WITNESSETH:

WHEREAS, the Trustee and Fortune heretofore entered into a Master Trust Agreement dated October 1, 1999, with regard to the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, the Future Brands LLC Retirement Savings Plan, and such other qualified defined contribution plans that Fortune Brands, Inc. or its other affiliates and subsidiaries may maintain in the future (collectively and individually, the “Plan”); and

WHEREAS, the Trustee and Fortune now desire to amend said Trust Agreement as provided for in Section 18 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and Fortune hereby amend the Trust Agreement by:

(1)	Amending the “investment options” section of the “Schedule of Administrative Services” and the “Schedule of Investment Options” by adding the following:

•	Fidelity Freedom 2005 FundSM

•	Fidelity Freedom 2015 FundSM

•	Fidelity Freedom 2025 FundSM

•	Fidelity Freedom 2035 FundSM

IN WITNESS WHEREOF, the Trustee and Fortune have caused this Seventh Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

FORTUNE BRANDS, INC.		FIDELITY MANAGEMENT TRUST COMPANY

By:	3/12/04	By:		4/1/04
	Date		FMTC Authorized Signatory	Date

Fortune Brands, Inc. (LPS)
7th Amendment/Trust